Exhibit 99.1

Westaff Selects Deloitte & Touche LLP as New Independent Auditor

(WALNUT CREEK, CA, Thursday,  June 6, 2002) - Westaff, Inc. (NASDAQ:WSTF) announced today that its Board of Directors has selected Deloitte & Touche LLP as its independent auditor.

The decision by Westaff, a leading provider of temporary office and light industrial staff, was based on the recommendation of the Audit Committee of Westaff’s Board.  In April, Westaff announced that it was ending the Company’s engagement with Arthur Andersen LLP. The selection of Deloitte & Touche LLP was made after a very thorough deliberation and extensive evaluation process that considered proposals from several other major auditing firms.

                 “Our Board felt this change to be in the best interests of our Company and our stockholders,” said Dwight S. Pedersen, President and Chief Executive Officer of Westaff. “We are very pleased with the professional team assembled by Deloitte & Touche LLP, and we are looking forward to working with them.”

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Westaff provides employment opportunities and staffing services for businesses in global markets. With headquarters in Walnut Creek, California, Westaff annually employs approximately 175,000 people and services more than 20,000 clients from more than 325 offices located throughout the United States, the United Kingdom, Australia, New Zealand, Norway and Denmark.  Westaff achieved fiscal 2001 system revenues of more than $580 million.  For more information, please visit our Web site at www.westaff.com.

      This press release contains forward-looking statements regarding future events and future performance of the Company that involve assumptions, risks and uncertainties.  Although Westaff believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations or from historical results.  Important factors that could cause such differences can be found in Westaff’s Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.  Westaff is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT:	Susan Marquez Owen
Public Relations Director, Westaff
925-952-2546
cell: 510-610-4845